UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 19, 2010

Cecil Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-24926	52-1883546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 North Street, P.O. Box 568, Elkton, Maryland	21922-0568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(410) 398-1650

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

CECIL BANCORP, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01. Other Events

In order to conserve capital in the current uncertain economic environment, the Registrant’s Board of Directors determined at its meeting held January 19, 2010 that it was in the best interests of the Registrant and its stockholders not to declare a dividend on its common stock for the first quarter of 2010 and not to declare the dividend payable February 15, 2010 on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A. In addition, the Registrant has given notice of its intention to defer interest payments on the subordinated debentures underlying its two outstanding issues of trust preferred securities as permitted by the indentures therefor. During the period during which the Registrant defers payments on its subordinated debentures, it will be prohibited under the indentures from declaring or paying dividends on its capital stock. The Registrant will be prohibited from declaring or paying dividends on its common stock while dividends on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A are in arrears. No determination has been made as to whether or when the Registrant will resume the payment of dividends on its common or preferred stock or interest payments on its subordinated debentures. Any such future payments will depend on a variety of factors including, but not limited to, the Registrant’s capital needs, operating results, tax considerations, statutory and regulatory limitations and economic considerations. Both the Registrant and its principal subsidiary, Cecil Bank, continue to be well capitalized within the meaning of the regulations of the Board of Governors of the Federal Reserve System.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECIL BANCORP, INC.
Date: January 25, 2010	By:	/s/ Mary B. Halsey
Mary B. Halsey President and Chief Executive Officer